Exhibit 99.1

PRESS RELEASE

Biofrontera Inc. Reports Third Quarter 2022 Financial Results and Provides a Business Update

Conference call begins at 11:00 a.m. Eastern time today

WOBURN, Mass. (November 14, 2022) – Biofrontera Inc. (Nasdaq: BFRI), a biopharmaceutical company specializing in the commercialization of dermatological products, today announced financial results for the three and nine months ended September 30, 2022 and provided a business update.

Highlights from the third quarter of 2022 and subsequent weeks include the following:

Financial Highlights

●	Total revenues for the third quarter of 2022 were $4.3 million, consistent with the third quarter of 2021
●	Total revenues for the first nine months of 2022 were $18.5 million, an increase of 24% from the comparable prior-year period
●	Cash and cash equivalents were $27.5 million as of September 30, 2022, compared with $24.5 million as of December 31, 2021
●	Raised $4.3 million in net proceeds from the exercise of existing warrants and the issuance of new warrants through a private placement transaction
●	Strengthened and aligned the mutually beneficial relationship between Biofrontera Inc. and Biofrontera AG through an acquisition of Biofrontera AG shares
●	Adopted a limited duration shareholder rights plan and declared a dividend distribution of preferred stock purchase rights

Clinical and Business Highlights

●	Strengthened medical affairs through various initiatives including seminars, medical conferences, prescriber networking and key opinion leader (KOL) engagement

○	Showcased Ameluz® for the treatment of actinic keratosis (AK) in four poster presentations at the 2022 Fall Clinical Dermatology Conference, where the Company also served as a Gold Industry Sponsor
○	Sponsored an Advisory Board meeting at the Fall Clinical Dermatology Conference consisting of two sessions that provided advanced education on the advantages and current landscape of photodynamic therapy (PDT) and shared real-world PDT utilization experiences by leading clinicians

●	Biofrontera Bioscience GmbH was granted a patent in Australia for novel illumination protocols related to the treatment of skin diseases with PDT that combine the lower pain of daylight PDT with the higher cure rates and lower recurrence rates of conventional therapy

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●	Biofrontera Pharma GmbH received notice of allowance from the United States Patent and Trademark Office for the preparation of nanoemulsions or compositions, describing its use in the treatment of dermatological, virus-associated and cell proliferation diseases, as well as in cosmetics
●	Ameluz new marketing campaign earned “Relaunch/Revitalization of the Year” and “Professional Website/Online Initiative of the Year” awards, and Associate Director of Marketing Leslie Hopkins was named 2022 Brand Champion for Dermatology, all by PM360, a publication for marketing decision markets in the pharmaceutical, biotech, diagnostics and medical device industries
●	Named Fred Leffler as Chief Financial Officer, bringing to Biofrontera significant leadership, financial management, consulting and operations experience
●	Appointed Gerard DiGirolamo as National Sales Director to strengthen our salesforce and execute on our commercial plan and launch planning of BF-RhodoLED XL®

Management Commentary

“During the third quarter and recent weeks we strengthened our medical affairs initiatives with sponsorship, participation and presentation of our innovative dermatology solutions. Through peer-to-peer interactions and other activities, dermatologists are increasingly choosing our brands for their patients. The variety of our activities and our visibility in the dermatology sector are sharpening our corporate profile as an innovative dermatology company and emphasizing our strong commitment to improving patient care in collaboration with dermatologists. Our success in strengthening patent protection for our products justifies continued investments in marketing and further clinical development,” stated Erica Monaco, Chief Executive Officer of Biofrontera Inc. “Key strategic hires including a CFO and a national sales director will support our continued success. With year-to-date revenues up 24%, we expect total revenues for 2022 to increase between 24% and 31% compared with 2021, inclusive of seasonal strength in the first and fourth quarters. We expect to close 2022 with demonstrated market-share gains as well as with an operational foundation that will position us for increased ROI in 2023.”

Third Quarter Financial Results

Total revenues for the third quarter of 2022 of $4.3 million were consistent with the third quarter of 2021.

Total operating expenses were $8.0 million for the third quarter of 2022, compared with $20.4 million for the third quarter of 2021. Cost of revenues decreased by 3% primarily due to lower Ameluz sales. Selling, general and administrative expenses decreased by $9.3 million, or 54%, compared with the prior year primarily due to a one-time legal settlement expense in 2021, partially offset by higher business insurance and headcount costs as a result of resumed hiring in 2022.

Net loss for the third quarter of 2022 was $2.6 million, or $0.11 per share, compared with a net loss of $16.0 million, or $2.00 per share, for the third quarter of 2021.

Adjusted EBITDA was negative $5.0 million for the third quarter of 2022, compared with negative $3.8 million for the third quarter of 2021. Adjusted EBITDA, a non-GAAP financial measure, is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, and certain other non-recurring or non-cash items.

Nine Month Financial Results

Total revenues for the first nine months of 2022 were $18.5 million, compared with $14.9 million for the first nine months of 2021. The increase of $3.6 million, or 24%, was primarily driven by higher volume of Ameluz orders, which resulted in an increase in Ameluz revenue of $3.2 million, and by an Ameluz price increase, which increased Ameluz revenue by $0.2 million.

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Total operating expenses were $31.5 million for the first nine months of 2022, compared with $38.3 million for the same period in 2021. Cost of revenues increased by 25% compared with the prior-year period primarily due to higher sales of Ameluz. Selling, general and administrative expenses decreased by $2.3 million, or 8%, primarily due to a one-time legal settlement expense in 2021, partially offset by higher business insurance and headcount costs as a result of resumed hiring in 2022.

Net income for the first nine months of 2022 was $2.1 million, or $0.11 per diluted share, compared with net loss of $23.2 million, or $2.90 per share, for the first nine months of 2021.

Adjusted EBITDA was negative $14.1 million for the first nine months of 2022, compared with negative $9.5 million for the same period in 2021.

The below table presents a reconciliation of net income (loss) to adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net income (loss)	$(2,566)	$(16,012)	$2,145	$(23,208)
Interest expense, net	89	86	160	255
Income tax expense	1	6	31	51
Depreciation and amortization	130	134	394	409
EBITDA	(2,346)	(15,786)	2,730	(22,493)
Change in fair value of contingent consideration	(2,200)	700	(4,100)	1,698
Change in fair value of warrant liabilities	(1,185)	-	(15,267)	-
Legal settlement expenses	-	11,250	-	11,250
Stock-based compensation	400	-	1,469	-
Expensed issuance costs	320	-	1,045	-
Adjusted EBITDA	$(5,011)	$(3,836)	$(14,123)	$(9,545)
Adjusted EBITDA margin	-115.9%	-88.5%	-76.2%	-63.9%

As of September 30, 2022, Biofrontera Inc. had cash and cash equivalents of $27.5 million, compared with $24.5 million as of December 31, 2021. The Company believes its cash and cash equivalents are sufficient to fund operations for at least the next 12 months.

Financial Guidance

Biofrontera Inc. is revising its previously announced financial guidance for 2022, as follows:

●	Total revenues for 2022 are expected to increase between 24% and 31% compared with 2021, including typical seasonal strength in the first and fourth quarters
●	The commercial focus throughout 2022 will be on achieving deeper sales penetration among current customer accounts and increasing market share.

Conference Call and Webcast

Biofrontera Inc. will hold a conference call today at 11:00 a.m. Eastern time to discuss these results and answer questions.

Date:	Monday, November 14, 2022
Time:	11:00 a.m. Eastern time
Conference call:	877-877-1275 (U.S.) 412-858-5202 (international)
Webcast:	Live and 90-day replay webcast are available here and at investors.biofrontera-us.com

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About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the Biofrontera Inc.’s (the “Company”) revenue guidance for 2022, the Company’s relationship with Biofrontera AG (including beneficial ownership of Biofrontera AG’s shares and future collaboration between the Company and Biofrontera AG), business and marketing strategy, hiring strategy, development of medical affairs initiatives, growth of the Company’s profile, future operations and business, increased patent protection for our licensed products, potential to expand the label of Ameluz®, market presence and position of Ameluz® and ongoing clinical trials conducted by our licensing partners and the future impact of such trials on the market for Ameluz®. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to complete the transition to a public company; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts:

Biofrontera Inc.

Anke zur Mühlen

+1 781 486 1539

us-ir@biofrontera.com

LHA Investor Relations

Tirth T. Patel

+1 212 201 6614

tpatel@lhai.com

(Tables to follow)

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BIOFRONTERA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,518	$24,545
Accounts receivable, net	1,562	3,784
Other receivables, related party	3,503	8,647
Inventories	12,087	4,458
Prepaid expenses and other current assets	3,823	4,987

Total current assets	48,493	46,421

Other receivables long term, related party	2,813	2,813
Property and equipment, net	224	267
Intangible asset, net	3,136	3,450
Other assets	393	268

Total assets	$55,059	$53,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$253	$658
Accounts payable, related parties	4,206	282
Acquisition contract liabilities, net	3,242	3,242
Accrued expenses and other current liabilities	9,442	9,654

Total current liabilities	17,143	13,836

Long-term liabilities:
Acquisition contract liabilities, net	5,711	9,542
Warrant liability	3,964	12,854
Other liabilities	5,646	5,649

Total liabilities	$32,464	$41,881

Commitments and contingencies (see Note 23)

Stockholders’ equity:
Preferred Stock, $0.001 par value, 20,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2022, and December 31, 2021	$-	$-
Common Stock, $0.001 par value, 300,000,000 shares authorized; 23,550,960 and 17,104,749 shares issued and outstanding as of September 30, 2022, and December 31, 2021	23	17
Additional paid-in capital	99,306	90,200
Accumulated deficit	(76,734)	(78,879)

Total stockholders’ equity	22,595	11,338

Total liabilities and stockholders’ equity	$55,059	$53,219

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BIOFRONTERA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Products revenues, net	$4,290	$4,319	$18,467	$14,890
Revenues, related party	32	15	63	42

Total revenues, net	4,322	4,334	18,530	14,932

Operating expenses
Cost of revenues, related party	2,127	2,249	9,504	7,630
Cost of revenues, other	98	41	425	339
Selling, general and administrative	7,765	17,090	25,050	27,412
Selling, general and administrative, related party	171	160	612	520
Restructuring costs	-	199	-	654
Change in fair value of contingent consideration	(2,200)	700	(4,100)	1,698

Total operating expenses	7,961	20,439	31,491	38,253

Loss from operations	(3,639)	(16,105)	(12,961)	(23,321)

Other income (expense)
Change in fair value of warrants	1,185	-	15,267	-
Interest expense, net	(89)	(86)	(160)	(255)
Other income (expense), net	(22)	185	30	419

Total other income (expense)	1,074	99	15,137	164

Income (loss) before income taxes	(2,566)	(16,006)	2,176	(23,157)
Income tax expense	1	6	31	51

Net income (loss)	$(2,566)	$(16,012)	$2,145	$(23,208)

Income (loss) per common share:
Basic	$(0.11)	$(2.00)	$0.11	$(2.90)
Diluted	$(0.11)	$(2.00)	$0.11	$(2.90)

Weighted-average common shares outstanding:
Basic	22,725,821	8,000,000	19,560,351	8,000,000
Diluted	22,725,821	8,000,000	19,605,014	8,000,000

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